                                                                 EXHIBIT 23.3


                     CONSENT OF INDEPENDENT AUDITORS


We consent to inclusion in this Post-Effective Amendment No. 4 to the Registration Statement on Form SB-2 or our report dated February 6, 1998 (with respect to Note K[2], April 13, 1998) on our audits of the financial statements of Cytoclonal Pharmaceutics Inc., a Delaware corporation, as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 and for the period from September 11, 1991 (inception) through December 31, 1997. We also consent to the reference or our firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.


/s/ Richard A. Eisner & Company, LLP
---------------------------------------
Richard A. Eisner & Company, LLP
New York, New York
May 1, 1998